Exhibit 10.1

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of November 11, 2008 between GT SOLAR INTERNATIONAL, INC. on behalf of itself and its affiliates (collectively, the “Company”) and the undersigned director (“Director”).

In consideration of Director’s engagement as a director of the Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound agree as follows:

1.                                      Protection of Confidential Information.

(a)                                  Obligation to Maintain Confidentiality.  Director acknowledges and agrees that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.”  Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s current or potential business and (ii) is not generally or publicly known.  Confidential Information includes, without limitation, the information, observations and data obtained by Director during the course of his service as a director of the Company concerning the business and affairs of the Company and includes third party confidential information.  Therefore, Director agrees that he shall not, at any time during or after his service as a director of the Company, disclose to any unauthorized person or use for his own account, any of such Confidential Information without the prior written consent of the Company, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Director’s acts or omissions or (ii) is required to be disclosed pursuant to any applicable law or court order, provided that with respect to clause (ii), Director shall at the earliest practicable date provide a copy of the subpoena or court order to the Company’s general counsel.  Director agrees to deliver to the Company at the end of his service as a director of the Company, or at any other time upon request, all Confidential Information, along with all copies.

(b)                                 Use of Information of Employers.  During Director’s service as a director of the Company, Director is not requested to, and shall not, use or disclose any confidential information of any employer of the Director or any other person to whom Director has an obligation of confidentiality.

(c)                                  Additional Acknowledgments. Director acknowledges and agrees that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Director by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information of the Company.  Director expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

2.                                      Miscellaneous.

(a)                                  No Guarantee.  This Agreement shall not be construed and is not intended by either Director or the Company to be a guarantee, commitment or understanding of Director’s continued service as a director of the Company for any period of time.

(b)                                 Remedies.  Because Director’s services are unique and because Director has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company, in addition to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(c)                                  Survival.  Except as provided below, Director’s obligations under this Agreement shall survive for a period of two (2) years from the date of termination of Director’s service as a director of the Company and shall be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owned by the Company to Director.  Notwithstanding the foregoing, Director shall continue to keep confidential specific information that counsel for the company may from time to time advise Director is material to the Company.

(d)                                 Entire Agreement.  This Agreement supersedes all prior agreements between the Company and Director related to the subject matter hereto, and cannot be modified except in writing signed by the parties hereto.

(e)                                  Assignment.  This Agreement shall be binding upon Director and his heirs, successors and legal representatives and shall be binding upon and inure to the benefit of the Company and its successors and assigns.  The Company may freely assign this Agreement.  Director may not assign this Agreement or his rights and obligations hereunder.

(f)                                    Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (without reference to conflict of laws provisions).

(g)                                 Representations.  Director represents that there is no agreement with any other party that would conflict with his obligations under this Agreement  Director represents and warrants that he (i)  has read and understands each and every provision of this Agreement, (ii) has had the opportunity to obtain advice from legal counsel of his choice in order to interpret any and all provisions of this Agreement and (iii) has had the opportunity to ask the Company questions about this Agreement and any of such questions he has asked have been answered to his satisfaction.

[Signature Page Follows]

EXECUTED this 2nd day of December 2008.

DIRECTOR

Sign:	/s/ Noel G. Watson	Witness:	/s/ Karen Billman

Print Name: Noel G. Watson		Print Name:	Karen Billman

GT SOLAR INTERNATIONAL, INC.

Sign:	/s/ Edwin L. Lewis	Witness:	/s/ Allison G. Pellegrino

By:	Edwin L. Lewis	Print Name:	Allison G. Pellegrino

Title:	Vice President & General Counsel